EXHIBIT 99.1
				JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A common stock of Fifth Street Asset Management Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Date: May 23, 2016


Signature:/s/ Kyle Mowery

Name/Title: Kyle Mowery, individually, as managing member of GrizzlyRock Capital, LLC and GrizzlyRock GP, LLC, and as the managing member of the general partner of GrizzlyRock Value
Partners, L.P.


Signature:/s/ Randal Golden

Name/Title: Randal Golden, Chief Financial Officer, Vivaldi Asset
Management, LLC and Vivaldi Holdings, LLC